UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014

MODERN PVC INC.

(Exact name of registrant as specified in charter)

Nevada	333- 181606	99-0368969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51-01 39th Avenue Unit HH-12 Sunnyside, NY	11104
(Address of principal executive offices)	(Zip Code)

(773) 782 6273

Skype: (773) 782 6273

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On November 21, 2014, the Company received the resignation notice of Christopher Lugue from all of his positions with the Company, including Director, President, Treasurer, and Secretary, and any other position or role with the Company.

Mr. Lugue’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On November 21, 2014, before resigning as Director, Mr. Lugue appointed Craig Wiita as the Company’s new Director, President, Treasurer, and Secretary of the Company.

Mr. Craig S. Witta is an independent gold mining professional with over 30 years’ experience devoted to exploration, development, and production of alluvial placer gold deposits. He is the President of his own Company, Wiita Mining and Exploration located in Blythe, California where is has been operating a gold placer mining operation successfully since 1987. Mr. Wiita has intimate knowledge of all facets required to operate a small gold placer, including plant, supervision, recovery, bulk sampling, assaying, permitting and engineering. Also, Mr. Wiita has extensive experience in mine reclamation, environmental impact issues and all processes required by the State, local and Fed-B.L.M. (Bureau of Land Management) regulatory agencies. Mr. Wiita will act as the President and Director to MPVC in all aforementioned capacities.

Mr. Wiita will serve as our Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Wiita and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Wiita and any of our officers or directors.  Mr. Wiita is to receive a salary of $3,500 per month.

Mr. Wiita is currently also the sole officer and director of Axium Technologies, Inc., which is a public company, traded on the OTC Markets Pinksheets under the symbol “AXGI” and has tendered his resignation to be effective December 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODERN PVC INC.

Date: December 2, 2014	By:	/s/ Craig Wiita
Craig Wiita, President

3